Exhibit 10.6

ZAI LAB LIMITED

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

As of January 15, 2021, each individual who provides services to Zai Lab Limited (the “Company”) as a director, other than a director who is employed by the Company or an affiliate, (a “Non-Employee Director”) shall be entitled to receive the following amounts of compensation:

Type of Compensation	Amount and Form of Payment
Annual cash retainer	$50,000 (payable in cash on a quarterly basis)

Equity retainer

Commencing in calendar year 2020, Non-Employee Directors are eligible to receive an annual grant of up to 10,000 restricted shares under our 2017 Equity Incentive Plan, to vest in full on the first anniversary of the date of each such grant, subject to continued service as a member of our board of directors through such date.

Pursuant to the terms of our 2017 Equity Incentive Plan, each Non-Employee Director’s equity compensation in a year is subject to the maximum grant date fair value of US$500,000 per year (subject to certain carve-outs), which in 2021 translated into 3,852 restricted shares per Non-Employee Director in 2021, each to vest on January 1, 2022, subject to continued service as a member of our board of directors through such date.

Additional annual cash retainer for Audit Committee chair	$20,000 (payable in cash on a quarterly basis)

Additional annual cash retainer for Audit Committee member	$10,000 (payable in cash on a quarterly basis)

Additional annual cash retainer for Compensation Committee chair	$15,000 (payable in cash on a quarterly basis)

Additional annual cash retainer for Compensation Committee member	$7,500 (payable in cash on a quarterly basis)

Additional annual cash retainer for Nominating Committee chair	$10,000 (payable in cash on a quarterly basis)

Additional annual cash retainer for Nominating Committee member	$5,000 (payable in cash on a quarterly basis)

In addition, Non-Employee Directors will be reimbursed by the Company for reasonable and customary expenses incurred in connection with attendance at board of director and committee meetings, in accordance with the Company’s policies as in effect from time to time.

Exhibit 10.6

For the avoidance of doubt, directors who are (i) employees of the Company, (ii) employees of one of its affiliates or (iii) (a) are affiliated with a shareholder holding more than one percent (1%) of the ordinary shares or ordinary share equivalents of the Company or (b) individually (or through any trust or estate planning entity) hold more than one percent (1%) of the ordinary shares or ordinary share equivalents) of the Company will not receive compensation for their service as a director, other than reimbursement for reasonable and customary expenses incurred in connection with attendance at board of director and committee meetings, in accordance with the Company’s policies as in effect from time to time.